FEE WAIVER AGREEMENT

      THIS FEE WAIVER AGREEMENT (the "Agreement") is entered into as of the 1st day of August 2006, between Pioneer Protected Principal Trust (the "Trust"), on behalf of its series Pioneer Protected Principal Plus Fund II (the "Fund"), and Pioneer Investment Management, Inc. (the "Manager").

                                    RECITALS:

      WHEREAS, the Trust, on behalf of the Fund, and the Manager are parties to a Management Contract dated as of February 26, 2003 (the "Management Contract"), pursuant to which the Manager is entitled to receive for its services to the Fund under the Management Contract a fee based upon the average daily net assets of the Fund at the annual rate(s) set forth therein (the "Management Fee"), as summarized on Exhibit A annexed hereto;

      WHEREAS, the Manager desires to waive a portion of the Management Fee so that the Management Fee during the remainder of the Guarantee Period (as defined in the Fund's effective prospectus) will not exceed 0.40% of average daily net assets of the Fund (the "Target Fee Amount"); and

      WHEREAS, shareholders of the Fund will benefit from the ongoing fee waiver by incurring lower Fund management fees than they would absent such waiver.

      NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements herein contained, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, each of the parties hereto agrees as follows:

      1. Waiver of Fee; Duration. The Manager hereby agrees to waive the Management Fee so that the Management Fee incurred by the Fund does not exceed the Target Fee Amount. This Agreement shall be effective through the Guarantee Period.

      2. Governing Law. This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the laws of The Commonwealth of Massachusetts, without giving effect to the principles of conflicts of laws thereof.

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      IN WITNESS WHEREOF, the Trust and Manager have agreed to this Agreement as of the day and year first set forth above.

                                        PIONEER PROTECTED PRINCIPAL
                                        TRUST, on behalf of its series,
                                        Pioneer Protected Principal Plus Fund II

                                        By: /s/ Osbert M. Hood
                                           -------------------------------
                                           Name: Osbert M. Hood
                                           Title: Executive Vice President

                                        PIONEER INVESTMENT
                                        MANAGEMENT, INC.

                                        By: /s/ Dorothy E. Bourassa
                                           -------------------------------
                                           Name:  Dorothy E. Bourassa
                                           Title:  Secretary

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                                    EXHIBIT A

Management Fee:

      -     0.25% of the Fund's average daily net assets during the Offering
            Period;

      - 0.70% of the Fund's average daily net assets during the Guarantee Period and Post-Guarantee Period (as each term is defined in the Fund's effective prospectus), subject to reduction under circumstances described in the Management Contract.

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